EXHIBIT 23.6



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of our report dated November 28, 2000, on the combined financial statements of Deutsch, Inc. and Subsidiary and Affiliates as of December 31, 1999, and for the year then ended, which report appears in the Current Report on Form 8-K dated January 5, 2001, of The Interpublic Group of Companies, Inc. (the "Company"), and which statements are included in the supplemental consolidated financial statements of the company incorporated in this Registration Statement by reference to such Current Report on Form 8-K. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.


                                            /s/ J. H. COHN LLP

Roseland, New Jersey
January 5, 2001